EXHIBIT 21.1

SUBSIDIARIES OF POWERWAVE TECHNOLOGIES, INC.

Milcom International, Incorporated

Powerwave Services, Inc.

Powerwave Europe, Inc.

Powerwave UK Limited

Powerwave France, Inc.

Milcom International, Ltd.

Powerwave Technologies (Suzhou) Co., Ltd.